Exhibit 99.1

Viveve Reports Third Quarter 2019 Financial Results and Provides Corporate Update

- Company reports positive results from first full quarter of U.S. sales based on new recurring revenue model

- Clinical pathway for label expansion in stress urinary incontinence indications underway

- Company to host conference call at 5:00 pm ET today

ENGLEWOOD, CO – November 7, 2019 – Viveve Medical, Inc. (NASDAQ: VIVE), a medical technology company focused on women’s intimate health, today reported financial results for the third quarter ended September 30, 2019, the successful continuation of its commercial recurring revenue model in the U.S., and advances in its stress urinary incontinence (SUI) clinical development program. The Company will provide a corporate update on its scheduled conference call at 5:00 PM ET today.

U.S. Recurring Revenue Model

In June 2019, U.S. sales of the Viveve System transitioned from a capital sales model to a recurring revenue model intended to reduce up-front costs for physicians and lower hurdles to adoption. Total revenue from the placement of 31 Viveve Systems worldwide and the sale of more than 1,300 disposable treatment tips and other ancillary consumables during the three months ended September 30, 2019, was $1.1 million. System placements and sales from the Company’s realigned commercial operations reflect a significant decrease in costs per placement. As of September 30, 2019, the company had a global installed base of 805 systems - 450 in the U.S. with 49 systems placed under the new recurring revenue model.

“We are pleased to report positive results from the company’s first full quarter under the new recurring revenue model in the U.S. Sales rep productivity has increased by more than 50% and the cost to acquire new customers has decreased dramatically,” said Scott Durbin, Viveve’s chief executive officer and director. “Equally important is the effectiveness and positive response we’ve received to the expanded suite of customer services launched to support the recurring revenue model. Our new dedicated customer care team is actively engaged with new customers and over 70% of these women’s health providers have attended Viveve University, our comprehensive training program designed to enhance the success of medical practices adopting our cryogen-cooled monopolar radiofrequency (CMRF) technology. We are also proud that our targeted campaign to build awareness of prevalent women’s intimate health conditions has drawn nearly 53,000 visitors with over 11,400 navigating to our provider pages.”

“Over the remainder of the year, our goal is to continue to demonstrate the success of the recurring revenue model in preparation for a potential scale-up of our U.S. commercial organization to drive higher and more profitable sales in 2020,” concluded Mr. Durbin.

Clinical Development Programs

The Company continues to advance VIVEVE II, an ongoing study using its CMRF technology for the improvement of sexual function in women. VIVEVE II is a randomized, double-blinded, sham-controlled trial that has completed enrollment of 250 subjects at 19 clinical sites in the United States. The top-line 12-month data read-out of the VIVEVE II trial is expected in April 2020.

In September 2019, the Company submitted an Investigational Testing Application (ITA) to the Canadian Ministry of Health to conduct a three-arm, three-month feasibility study to compare Viveve’s CMRF treatment to a cryogen-only treatment and to an inert sham treatment for the improvement of SUI in women. Following regulatory clearance from Health Canada, if received, Viveve intends to rapidly initiate the short-term trial. Results of the planned three-month feasibility study are targeted for read-out in April 2020.

Q3 2019 Financial Results

Revenue for the quarter ended September 30, 2019 totaled $1.1 million compared to revenue of $4.8 million for the same period in 2018. The decrease in revenue was primarily due to the transition of the company’s U.S. commercial model to a rental program and lower capital sales volumes. The third quarter of 2019 included 31 Viveve System placements and approximately 1,300 disposable treatment tips sold globally. Under the new recurring revenue model, which was launched in June 2019, the Company placed 25 Viveve Systems in the U.S. during the third quarter 2019. Rental revenue on these leases is recognized on a straight-line basis over the term of the lease upon system installation and training. As of September 30, 2019, the Company had a global installed base of 805 Viveve Systems.

Gross loss for the third quarter of 2019 was $47,000, compared to gross profit of $1.5 million for the same period in 2018. The decrease in gross profit was primarily due to the sensitivity of early revenue associated with the U.S. change to the recurring revenue model from a capital model in June 2019.

Total operating expenses for the third quarter of 2019 were $6.5 million, down from $12.6 million for the same period in 2018. The decrease is mainly a result of sales cost reductions associated with the change to the recurring revenue model in June 2019 and the Company’s organizational realignment in early 2019.

Net loss for the third quarter of 2019 was approximately $8.0 million, or $13.51 per share, compared to a net loss of $12.3 million, or $39.07 per share, for the same period in 2018.

Cash and cash equivalents were $9.1 million as of September 30, 2019, compared to $9.5 million as of June 30, 2019.

Conference Call Information

The Company will host a conference call at 5:00 PM ET today. The conference call may be accessed by dialing 1-833-255-2833 (domestic) or 1-412-902-6728 (international) or via live webcast at https://services.choruscall.com/links/vive191107.html. Participants may also pre-register for the conference call at http://dpregister.com/10136007.

A recording of the webcast will be posted on the Company’s investor relations website following the call at ir.viveve.com and will be available online for 90 days.

About Viveve

Viveve Medical, Inc. is a medical technology company focused on women's intimate health. Viveve is committed to advancing new solutions to improve women's overall well-being and quality of life. The internationally patented Viveve® System incorporates cryogen-cooled monopolar radiofrequency (CMRF) technology to uniformly deliver volumetric heating while gently cooling surface tissue to generate neocollagenesis in a single in-office session.

Currently, in the United States, the Viveve System is cleared by the U.S. Food and Drug Administration (FDA) for use in general surgical procedures for electrocoagulation and hemostasis. International regulatory approvals and clearances have been received for vaginal laxity and/or improvement in sexual function indications in over 50 countries. Viveve is conducting VIVEVE II, a multicenter, randomized, double-blind, sham-controlled clinical trial to assess improvement of sexual function in women following vaginal childbirth. Completion of full 250 subject enrollment was announced in early March 2019. The top-line 12-month data read-out of the VIVEVE II trial is expected in April 2020. If successful, VIVEVE II results could support a marketing application for a new U.S. commercial indication.

Viveve continues to advance its clinical development program in SUI and plans to initiate a short-term feasibility study upon approval by the Canadian Ministry of Health of the investigational testing application submitted in August 2019. Following the positive yet inconclusive results of the LIBERATE-International trial, the proposed feasibility study will be a single-blind, three-arm, three-month study to compare Viveve's CMRF treatment to cryogen-only treatment and to inert sham treatment in order to capture short-term safety and effectiveness data on use of the Viveve System for the improvement of SUI in women. Results of the planned three-month feasibility study are targeted for read-out in April 2020. If positive, the results could be used to support Viveve's re-submission of its Investigational Device Exemption to the FDA for approval to conduct the LIBERATE-U.S. trial designed to evaluate the safety and effectiveness of the Viveve System for improvement of SUI in women. The results of these trials, if successful, could support marketing applications in the U.S. and over 30 countries around the world for this new commercial indication.

For more information visit Viveve's website at www.viveve.com.

Safe Harbor Statement

All statements in this press release that are not based on historical fact are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. While management has based any forward-looking statements included in this press release on its current expectations, the information on which such expectations were based may change. These forward-looking statements rely on a number of assumptions concerning future events and are subject to a number of risks, uncertainties and other factors, many of which are outside of our control, which could cause actual results to materially differ from such statements. Such risks, uncertainties and other factors include, but are not limited to, the fluctuation of global economic conditions, the performance of management and our employees, our ability to obtain financing or pursue strategic alternatives, our ability to obtain approval or clearance for sale of our medical device for all indications sought, competition, general economic conditions and other factors that are detailed in our periodic and current reports available for review at www.sec.gov. Furthermore, we operate in a highly competitive and rapidly changing environment where new and unanticipated risks may arise. Accordingly, investors should not place any reliance on forward-looking statements as a prediction of actual results. We disclaim any intention to, and undertake no obligation to, update or revise forward-looking statements to reflect events or circumstances that subsequently occur or of which we hereafter become aware, unless required by law.

Viveve is a registered trademark of Viveve, Inc.

Investor Relations contact:

Amato and Partners, LLC
Investor Relations Counsel
admin@amatoandpartners.com

Media contact:

Jenna Iacurci
Berry & Company Public Relations
(212) 253-8881
jiacurci@berrypr.com

VIVEVE MEDICAL, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)
(unaudited)

	September 30,	December 31,
	2019	2018
ASSETS
Current assets:
Cash and cash equivalents	$9,086	$29,523
Accounts receivable, net	2,806	5,704
Inventory	4,141	4,119
Prepaid expenses and other current assets	3,051	2,558
Total current assets	19,084	41,904
Property and equipment, net	3,066	2,916
Investment in limited liability company	1,412	1,843
Other assets	587	171
Total assets	$24,149	$46,834
LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
Accounts payable	$1,791	$3,994
Accrued liabilities	4,457	6,766
Total current liabilities	6,248	10,760
Note payable, noncurrent portion	31,694	30,528
Other noncurrent liabilities	997	634
Total liabilities	38,939	41,922
Stockholders’ equity (deficit):
Common stock and additional paid-in capital	168,304	160,297
Accumulated deficit	(183,094)	(155,385)
Total stockholders’ equity (deficit)	(14,790)	4,912
Total liabilities and stockholders’ equity (deficit)	$24,149	$46,834

VIVEVE MEDICAL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except share and per share data)
(unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2019	2018	2019	2018

Revenue	$1,052	$4,821	$5,116	$14,045
Cost of revenue	1,099	3,327	3,981	8,390
Gross profit (loss)	(47)	1,494	1,135	5,655

Operating expenses:
Research and development	1,449	3,442	6,831	10,870
Selling, general and administrative	5,032	9,114	17,188	27,482
Restructuring costs	-	-	742	-
Total operating expenses	6,481	12,556	24,761	38,352
Loss from operations	(6,528)	(11,062)	(23,626)	(32,697)
Interest expense, net	(1,209)	(1,106)	(3,519)	(3,239)
Other expense, net	(51)	(4)	(133)	(14)
Net loss from consolidated companies	(7,788)	(12,172)	(27,278)	(35,950)
Loss from minority interest in limited liability company	(168)	(132)	(431)	(539)
Net loss	$(7,956)	$(12,304)	$(27,709)	$(36,489)

Net loss per share:
Basic and diluted	$(13.51)	$(39.07)	$(54.73)	$(123.41)

Weighted average shares used in computing net loss per common share:
Basic and diluted	588,976	314,899	506,329	295,677

Note: All share and per share data has been adjusted to reflect the 1-for-100 reverse stock split which became effective after the Nasdaq Capital Market trading closed on September 18, 2019.